Exhibit 99.1

News Release

Weatherford Announces First Quarter 2022 Results

•Revenues of $938 million increased 13% year-over-year
•Operating income totaled $18 million and adjusted EBITDA[1] totaled $151 million, or 16% adjusted EBITDA margins representing increases of 238%, 48% and 380 basis points year-over-year respectively
•Cash used in operating activities was $64 million and negative free cash flow[1] was $64 million mainly driven by working capital requirements
•Innovation focus highlighted with commercialization of new technology and expanded Managed Pressure Drilling and Tubular Running Services offerings
•OTC Asia Spotlight on New Technology Award for our Memory Raptor™ Cased-Hole Evaluation System

Houston, April 27, 2022 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the first quarter of 2022.
Revenues for the first quarter of 2022 were $938 million, an increase of 13% year-over-year and a decrease of 3% sequentially. Operating income was $18 million in the first quarter of 2022, compared to an operating loss of $13 million in the first quarter of 2021 and an operating income of $33 million in the fourth quarter of 2021. The Company’s first quarter of 2022 net loss was $80 million, compared to a net loss of $116 million in the first quarter of 2021 and a net loss of $161 million in the fourth quarter of 2021.
First quarter 2022 cash flows used in operations were $64 million, compared to cash flows provided by operations of $74 million in the first quarter of 2021 and $88 million in the fourth quarter of 2021. Capital expenditures were $20 million in the first quarter of 2022, compared to $15 million in the first quarter of 2021 and $41 million in the fourth quarter of 2021.
•Adjusted EBITDA[1] was $151 million, an increase of 48% year-over-year and a decrease of 2% sequentially
•Unlevered free cash flow[1] was negative $47 million, a decrease of $141 million year-over-year and a decrease of $194 million sequentially
•Free cash flow[1] was negative $64 million, a decrease of $134 million year-over-year and a decrease of $113 million sequentially
•Restructuring charges of $20 million during the quarter primarily reflect investments in fulfillment initiatives
•Other charges, net of $19 million primarily relate to the write-down of all of our assets in Ukraine, excluding cash
Girish Saligram, President and Chief Executive Officer, commented, “We delivered solid results in line with our guidance, despite the significant headwinds of supply chain, inflation, logistics and geopolitical events that marked the first quarter. Our first-quarter adjusted EBITDA margins of 16% aligned with the high end of our guidance range and our results encourage increasing confidence in our operating strategy. Revenue growth across all our reportable segments on a year-over-year basis gives a firm foundation to our view of 2022 being a year of top line growth, margin expansion and free cash flow generation.
We entered 2022 with a growth and execution mindset, as outlined in our focus areas and strategic vectors. Central to this is improving the Company’s fulfillment strategy to drive profitable growth with a leading-edge industrial approach to our core operations of manufacturing, supply chain, and repair and maintenance, across all product lines globally. We took $20 million of restructuring charges, which is an essential investment in our fulfillment strategy to drive expanded margins. I am excited by our breadth of technology, specialty services differentiation, and our best-in-class team, which positions us for long-term success as the energy industry continues its evolution.”

Notes:
[1] EBITDA represents income before interest expense, net, loss on extinguishment, bond redemption, income tax, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, restructuring expense, share-based compensation expense, as well as impairment of property plant and equipment, right-of-use assets, and inventory. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Unlevered free cash flow is calculated as free cash flow plus cash paid for interest. EBITDA, adjusted EBITDA, free cash flow and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

Operational Highlights
•Abu Dhabi National Oil Company (ADNOC) awarded Weatherford a five-year contract with an optional two-year extension to provide wireline logging and perforating services. We were selected for our expertise in cased-hole reservoir characterization and monitoring, extensive pipe recovery capabilities, and world-class perforation services.
•Weatherford received a three-year contract to provide cemented liner hangers for a bp-operated business in Azerbaijan with the potential for increased scope in the future. Superior run-in features, combined with our Company's high level of service quality and strong presence in the region, were instrumental in securing this award.
•Weatherford received two five-year artificial lift awards from Tatweer Petroleum in Bahrain to deliver, install and service beam pumping units and downhole pumps.
•Cairn awarded Weatherford a five-year integrated artificial lift and production automation contract across its workover and rigless activities in Western India. The contract, which is slated to commence in the third quarter of 2022, will enable greater production optimization and help drive collaboration between the operator and its service partners.
Technology Deployments
•Weatherford continues to innovate in Tubular Running Services (TRS) portfolio with our latest product enhancement, The Soloist™. This torque-turn monitoring solution strengthens our market-leading services to enable single-person operation and simplified remote viewing while running tubing or casing in the hole.
•On an operation with Hamburg Energy, we deployed our Magnus® rotary steerable system from top to total depth in the geothermal well, drilling all three sections—a first for the system on this well type. We also used market-leading evaluation tools to analyze and log both cased- and open-hole sections and cement bonds. This operation is another great example of our strong positioning in the Geothermal space, which is an important element of the energy transition.
•Weatherford has formed a collaboration with Sub Sea Services that will transform Managed Pressure Drilling (MPD) from an add-on to a seamlessly integrated part of the drilling rig. The collaboration will integrate field-proven Weatherford technologies—the rotating control device and the annular isolation device—with a remotely operated pull-in system from Sub Sea Services. The result will be an industry-first complete integration of MPD and typical riser auxiliary lines into a single automated connection for all drilling operations.
•Following the commercialization of our Managed Pressure Wells solution, Weatherford integrated and deployed it on the Maersk Viking ultra-deepwater drillship, securing the rig’s attractive position in a region where MPD capabilities are in high demand. The Maersk Viking is currently drilling with the Weatherford MPD system for a major operator in Malaysia. This integration shows the strategic importance of collaboration with drilling contractors and provides significant MPD benefits to customers.

Liquidity
We closed the first quarter of 2022 with total cash of approximately $1.1 billion as of March 31, 2022, down $57 million sequentially. Unlevered free cash flow of negative $47 million was down $194 million sequentially, and free cash flow of negative $64 million was down $113 million versus the fourth quarter of 2021. This is primarily due to working capital requirements.
Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2022	December 31, 2021	March 31, 2021	Seq.		YoY
Revenues:
DRE Revenues	$292	$287	$236	2%		24%
DRE Segment Adjusted EBITDA	$59	$55	$29	7%		103%
% Margin	20%	19%	12%	100	bps	790	bps
*bps = basis points
First quarter 2022 DRE revenues of $292 million increased by $56 million, or 24% year-over-year, largely due to higher demand for managed pressure drilling and wireline services, primarily in Latin America, and the Middle East/North Africa/Asia. DRE revenues increased by $5 million, or 2% sequentially, due to increased seasonal activity in North America, primarily in Canada.
First quarter 2022 DRE segment adjusted EBITDA of $59 million increased by $30 million, or 103% year-over-year, largely due to higher demand for managed pressure drilling and drilling services, and primarily in Latin America and increased by $4 million, or 7% sequentially, primarily due to improving gross margins.

Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2022	December 31, 2021	March 31, 2021	Seq.		YoY
Revenues:
WCC Revenues	$344	$348	$323	(1)%		7%
WCC Segment Adjusted EBITDA	$67	$72	$50	(7)%		34%
% Margin	20%	21%	16%	(120)	bps	400	bps

First quarter 2022 WCC revenues of $344 million increased by $21 million, or 7% year-over-year, largely due to higher demand for cementation products and activity in North America. Revenues decreased by $4 million, or 1% sequentially, primarily due to a decline in international activity.
First quarter 2022 WCC segment adjusted EBITDA of $67 million increased by $17 million, or 34% year-over-year, mostly due to higher demand for cementation and completions products, with improvement primarily in the Middle East/North Africa/Asia. WCC segment adjusted EBITDA decreased by $5 million, or 7% sequentially, due to lower international contract consumption.
Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2022	December 31, 2021	March 31, 2021	Seq.		YoY
Revenues:
PRI Revenues	$286	$298	$259	(4)%		10%
PRI Segment Adjusted EBITDA	$39	$47	$41	(17)%		(5)%
% Margin	14%	16%	16%	(220)	bps	(220)	bps

First quarter 2022 PRI revenues of $286 million increased by $27 million, or 10% year-over-year, due to higher demand for intervention, and pressure pumping services primarily in the Middle East/North Africa/Asia, and Latin America, respectively. Revenue decreased by $12 million, or 4% sequentially, due to logistical challenges impacting North America and a decline in customer activity in the Middle East/North Africa/Asia.
First quarter 2022 PRI segment adjusted EBITDA of $39 million decreased $2 million, or 5% year-over-year, mainly due to higher logistics costs and supply chain challenges impacting our delivery schedule for products in North America, partially offset by activity improvements in the Middle East/North Africa/Asia. PRI segment adjusted EBITDA decreased by $8 million or 17% sequentially, due to logistical challenges impacting North America and inflation across international markets.

About Weatherford
Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 350 operating locations, including manufacturing, research and development, service, and training facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Thursday, April 28, 2022, to discuss the results for the first quarter ended March 31, 2022. The conference call will begin at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/, or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until May 12, 2022 at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 6100377. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
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Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, segment adjusted EBITDA, adjusted EBITDA, free cash flow, unlevered free cash flow, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and fluctuations in commodity prices associated with the Russia Ukraine conflict and the COVID-19 pandemic; general global economic repercussions related to U.S and global inflationary pressures, the Russia Ukraine conflict, and the COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the Russia Ukraine conflict, sanctions imposed by various countries relating to the Russia Ukraine conflict, and the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended
($ in Millions, Except Per Share Amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Revenues:
Drilling and Evaluation	$292	$287	$236
Well Construction and Completions	344	348	323
Production and Intervention	286	298	259
Segment Revenues	922	933	818
All Other	16	32	14
Total Revenues	938	965	832

Segment Adjusted EBITDA:
Drilling and Evaluation	$59	$55	$29
Well Construction and Completions	67	72	50
Production and Intervention	39	47	41
Segment Adjusted EBITDA [1]	165	174	120
Corporate and Other [2]	(14)	(20)	(18)
Total Adjusted EBITDA	151	154	102
Depreciation and Amortization	(87)	(103)	(111)
Share-based Compensation Expense	(7)	(12)	(4)
Other Adjustments [3]	(39)	(6)	—
Total Operating Income (Loss)	18	33	(13)
Other Income (Expense):
Interest Expense, Net	(48)	(49)	(70)
Loss on Extinguishment of Debt and Bond Redemption Premium	—	(111)	—
Other Expense, Net	(16)	(10)	(4)
Loss Before Income Taxes	(46)	(137)	(87)
Income Tax Provision	(28)	(20)	(23)
Net Loss	(74)	(157)	(110)
Net Income Attributable to Noncontrolling Interests	6	4	6
Net Loss Attributable to Weatherford	$(80)	$(161)	$(116)

Basic and Diluted Loss Per Share	$(1.14)	$(2.30)	$(1.66)
Basic and Diluted Weighted Average Shares Outstanding	70	70	70
[1]Segment adjusted EBITDA is our primary measure of segment profitability and is based on segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]Corporate and other includes business activities related to all other segments (profit and loss), corporate and other expenses (overhead support and centrally managed or shared facilities costs) that do not individually meet the criteria for segment reporting.
[3]Other adjustments include $20 million of restructuring charges and $19 million of other charges, net, primarily related to the write-down of all of our assets in Ukraine, excluding cash, in the three months ended March 31, 2022. There were no other adjustments in the three months ended March 31, 2021.

Weatherford International plc
Revenues by Geographic Areas (Unaudited)

	Three Months Ended			Variance
($ in Millions)	March 31, 2022	December 31, 2021	March 31, 2021	Seq.	YoY
Revenues by Geographic Areas:
Middle East/North Africa/Asia	$310	$330	$267	(6)%	16%
North America	238	238	214	—%	11%
Latin America	227	216	176	5%	29%
Europe/Sub-Sahara Africa/Russia	163	181	175	(10)%	(7)%
Total Revenues	$938	$965	$832	(3)%	13%

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	March 31, 2022	December 31, 2021
Assets:
Cash and Cash Equivalents	$841	$951
Restricted Cash	215	162
Accounts Receivable, Net	868	825
Inventories, Net	684	670

Property, Plant and Equipment, Net	964	996
Intangibles, Net	619	657

Liabilities:
Accounts Payable	385	380
Accrued Salaries and Benefits	261	343
Short-term Borrowings and Current Portion of Long-term Debt	13	12
Long-term Debt	2,416	2,416

Shareholders’ Equity:
Total Shareholders’ Equity	426	496

Components of Net Debt [1]:
Short-term Borrowings and Current Portion of Long-term Debt	13	12
Long-term Debt	2,416	2,416
Less: Cash and Cash Equivalents	841	951
Less: Restricted Cash	215	162
Net Debt [1]	$1,373	$1,315
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended
($ in Millions)	March 31, 2022	December 31, 2021	March 31, 2021
Cash Flows From Operating Activities:
Net Loss	$(74)	$(157)	$(110)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depreciation and Amortization	87	103	111
Bond Redemption Premium and Loss on Extinguishment of Debt	—	111	—
Asset Write-downs and Other Charges	12	—	—
Inventory Charges	15	12	17
Gain on Disposition of Assets	(5)	—	(5)
Deferred Income Tax Provision (Benefit)	3	(25)	2
Share-Based Compensation	7	12	4
Working Capital [1]	(75)	14	60
Other Operating Activities [2]	(34)	18	(5)
Net Cash Provided By (Used In) Operating Activities	(64)	88	74

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(20)	(41)	(15)
Proceeds from Disposition of Assets	20	2	11
Proceeds (Payments) for Other Investing Activities	9	(42)	1
Net Cash Provided By (Used In) Investing Activities	9	(81)	(3)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	—	1,582	—
Repayments of Long-term Debt	(4)	(1,803)	(3)
Repayments of Short-term Debt, Net	—	—	(4)
Bond Redemption Premium	—	(109)	—
Other Financing Activities	(1)	(8)	(2)
Net Cash Used In Financing Activities	$(5)	$(338)	$(9)

Free Cash Flow[3]:
Net Cash Provided by Operating Activities	$(64)	$88	$74
Capital Expenditures for Property, Plant and Equipment	(20)	(41)	(15)
Proceeds from Disposition of Assets	20	2	11
Free Cash Flow [3]	$(64)	$49	$70
[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Operating Income (Loss):
GAAP Operating Income (Loss)	$18	$33	$(13)
Other Charges, Net	19	6	—
Restructuring Charges	20	—	—
Other Adjustments (Operating Non-GAAP)	39	6	—
Non-GAAP Adjusted Operating Income (Loss)	$57	$39	$(13)

Income (Loss) Before Income Taxes:
GAAP Loss Before Income Taxes	$(46)	$(137)	$(87)
Operating Non-GAAP Adjustments	39	6	—
Loss on Extinguishment of Debt and Bond Redemption Premium	—	111	—
Non-GAAP Adjustments Before Taxes	39	117	—
Non-GAAP Loss Before Income Taxes	$(7)	$(20)	$(87)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(28)	$(20)	$(23)
Tax Effect on Non-GAAP Adjustments	—	—	—
Non-GAAP Provision for Income Taxes	$(28)	$(20)	$(23)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(80)	$(161)	$(116)
Non-GAAP Adjustments, net of tax	39	117	—
Non-GAAP Net Loss	$(41)	$(44)	$(116)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.14)	$(2.30)	$(1.66)
Non-GAAP Adjustments, net of tax	0.55	1.67	—
Non-GAAP Diluted Loss per Share	$(0.59)	$(0.63)	$(1.66)

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Loss to Adjusted EBITDA (Unaudited)

	Three Months Ended
($ in Millions)	March 31, 2022	December 31, 2021	March 31, 2021
Net Loss Attributable to Weatherford	$(80)	$(161)	$(116)
Net Income Attributable to Noncontrolling Interests	6	4	6
Net Loss	(74)	(157)	(110)
Interest Expense, Net	48	49	70
Loss on Extinguishment of Debt and Bond Redemption Premium	—	111	—
Income Tax Provision	28	20	23
Depreciation and Amortization	87	103	111
EBITDA	89	126	94

Other Adjustments:
Other Charges, Net	19	6	—
Restructuring Charges	20	—	—
Share-Based Compensation	7	12	4
Other Expense, Net	16	10	4
Adjusted EBITDA	$151	$154	$102

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Three Months Ended
($ in Millions)	March 31, 2022	December 31, 2021		March 31, 2021
Adjusted EBITDA	$151	$154		$102
Cash From (Used) for Working Capital	(75)	14		60
Capital Expenditures for Property, Plant and Equipment	(20)	(41)		(15)
Cash Paid for Taxes	(19)	(18)		(15)
Cash Paid for Severance and Restructuring	(5)	(4)		(12)
Proceeds from Disposition of Assets	20	2		11
Excess and Obsolete Inventory Charges	11	12		4
Increase (Decrease) in Accruals, Net [4]	(110)	28	(194)	(41)
Unlevered Free Cash Flow [5]	$(47)	$147		$94
Cash Paid for Interest	(17)	(98)	-113000000	(24)
Free Cash Flow [6]	$(64)	$49		$70

[4]Increase (Decrease) in Accruals, Net primarily includes accruals for net employee benefits, net payments for leases, change in our allowance for credit losses and foreign currency exchange impact.
[5]Unlevered free cash flow is a non-GAAP measure calculated as free cash flow plus cash paid for interest.
[6]Free cash flow is a non-GAAP measure calculated as cash flows provided by operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by operating activities.

1